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                                                                      EXHIBIT 12


                               KMART CORPORATION
                        INFORMATION ON RATIO OF EARNINGS
                          TO FIXED CHARGES COMPUTATION


                                                                               Fiscal Year Ended
                                                                  -----------------------------------------
($ Millions)                                                      January 26,    January 27,    January 28,
                                                                     2000           1999          1998
                                                                  -----------------------------------------

Net income from continuing retail operations                       $     633     $     518      $     249
Dividends on trust convertible preferred, net                             50            50             49
Income taxes                                                             337           230            120
                                                                  -----------------------------------------
Pretax income from continuing retail operations                        1,020           798            418

Distributions from unconsolidated affiliated
  retail companies that exceed equity income                             (44)          (42)             1

Fixed charges per below                                                  585           579            660
Less: Interest capitalized during the period                             (16)          (13)            (8)
       Preferred dividends of wholly owned trust subsidiary
        not deducted in the determination of pre-tax income              (78)          (78)           (75)
                                                                  -----------------------------------------
Earnings from continuing retail operations                         $   1,467     $   1,244      $     996
                                                                  =========================================

Fixed charges:
  Interest expense                                                 $     263     $     281      $     378
  Rent expense - portion of operating rentals representative
    of the interest factor                                               189           173            159
  Preferred dividends of wholly owned trust subsidiary                    78            78             75
  Other                                                                   55            47             48
                                                                  -----------------------------------------
Total fixed charges                                                $     585     $     579      $     660
                                                                  =========================================


Ratio of income to fixed charges                                         2.5           2.1            1.5
                                                                  =========================================










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